RUBICON

MINERALS CORPORATION

NEWS RELEASE

TSX Venture Exchange - Symbol:  RMX                                                                                                                                         AUGUST 12, 2003

OTCBB – Symbol: RUBIF                                                                                                                                                                                  PR03-23

RUBICON MINERALS PROVIDES EXPLORATION UPDATE

- Drilling at Red Lake; strategic position in new Red Lake discovery area;

Royalty Division generating cash flow; and new gold discoveries in Newfoundland -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to provide an update of Rubicon’s ongoing exploration activities. Rubicon continues to be one of the most active junior companies and is conducting exploration in the prolific Red Lake gold camp, Ontario and in several areas in Newfoundland. Highlights include:

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Ongoing diamond drilling at two projects in Red Lake, including the flagship McFinley Gold project

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Rubicon strategically positioned in the area of the new Planet Exploration Inc. gold discovery in Red Lake

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Rubicon-owned agreements provide additional exposure in Planet new gold discovery area

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English Royalty Division generating cash flow

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New gold discoveries in Newfoundland

Ongoing Drill Programs

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Diamond drilling has commenced on the flagship McFinley Gold project where an up to 10,000 foot (3050 metres) program will test the MAC-1 structural zone from which new, high-grade discoveries were reported in May 14, 2003.

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Phase II diamond drilling (5300 feet) has been completed at the Rivard gold project at the west end of the Red Lake gold camp results will be released once all assays are received. Drilling followed up on recently reported high-grade gold-bearing veins developed within a five square kilometre alteration zone (see news release dated June 3, 2003).

Strategic Position in area of new Planet gold discovery

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Rubicon has a major land position in the area of the new gold discovery by Planet Exploration Inc. and Goldcorp in the recently recognized northern extension of the prolific Red Lake gold belt.

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Rubicon has two large claims blocks to the west and east, respectively, of the Planet discovery zone which are believed to have potential for both down dip and surface expressions of this extensive mineral system. In addition to its strategic land position adjacent to the new discovery, Rubicon controls as part of the RLJV joint venture with AngloGold an additional ten kilometers of strike length along the schist horizon which is interpreted by Rubicon to correlate with the schist that hosts the Planet discovery. Rubicon believes that the Planet occurrence attests to a potential large mineralizing system with affinities to other similar deposit types in the Archean, including the giant Hemlo deposit in NW Ontario.   Maps portraying Rubicon’s land position in the area of the new discovery are available on the Company’s new Web site at www.rubiconminerals.com

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The recently acquired English Royalty Division (ERD) property agreement and potential royalty portfolio continues to generate cash flow. Through the ERD, Rubicon owns 74 property agreements, covering 18 exploration companies, mainly active in the Red Lake area. All of these agreements are generating cash and share option payments and potential future royalty payments and offer Rubicon investors unique exposure to the exploration programs of a large number of junior companies. Significantly, a number of Rubicon-owned agreements relate to properties in the Planet discovery area (see Web site map).

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In the first four months since acquiring the ERD, Rubicon has received cash payments of $160,000 and share payments with a deemed value of  $25,000.

New Gold in Newfoundland

In Newfoundland, Rubicon controls a number of district-scale belts which are yielding promising results (summary maps available at www.rubiconminerals.com):

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At Golden Promise, where Rubicon controls an extensive 45 km by 20 km size property, recent prospecting continues to suggest that the area may represent a significant new mineralized system of district scale. Drilling by Rubicon in 2002 of an overburden covered quartz vein system (the Jaclyn Zone) yielded positive drilling results (see news release dated September 19, 2002), including several gold intercepts of obvious economic significance. Fifteen of 17 drill holes that intercepted the zone contained visible gold. The new discovery shows good continuity and is open for follow up diamond drilling. Regional prospecting has led to the discovery of three additional areas containing mineralized quartz boulders with visible gold, that are similar to float that sourced the Jaclyn Zone. Two of the areas are 3.8 and 8.5 km down-ice (northeast) from the Jaclyn Zone discovery, respectively, and are interpreted, to indicate the potential for new undiscovered, veins or vein systems. The third gold-bearing float discovery (with visible gold) is 8.3 km up-ice (southwest) from the Golden Promise discovery and is interpreted to be very close to the source area. Twelve float samples from the new gold bearing float areas range from 0.1 g/t Au to 356 g/t Au. Seven of the twelve samples contain greater than 5.0 g/t Au. The Golden Promise Trend is now known to contain 6 visible gold-bearing float areas (including the Jaclyn zone drill discovery area) over a 15.8 km strike length.

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Prospecting in 2003 on the 100% controlled Joe Batt’s Pond belt has led to the discovery of a gold-mineralized boulder train extending over a strike length of three kilometres. A total of 53 samples of mineralized quartz vein float have been sampled with results ranging from .005 g/t Au to 159 g/t Au, including seven visible gold-bearing samples (see Website for photos). Nineteen of the fifty-three float samples assay greater than 3.0 g/t gold. Rubicon’s Joe Batt’s Pond property covers a 19 km by 3 km northeast trend (the Joe Batt’s Pond linear). Combined with the 2002 prospecting results (see news release dated July 31, 2002), a 9.5 km gold bearing trend is indicated by gold bearing float and panned gold in stream sediments.

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At the 100% controlled New World belt, Rubicon has a major land position that covers a broad area of gold mineralization developed in intrusives, volcanics and sediments. Mineralization includes extensive broad gold zones (chip samples of 1.2 g/t Au over 35 meters and 2.3 g/t Au over 12 meters) and local, visible gold-bearing veins. Of 1017 samples collected from regional sampling along a 35 km trend, over 25% contain more than 500 ppb (0.5g/t) gold, indicative of widespread, elevated gold in a major mineralizing system.

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Rubicon controls several other significant land positions including several in the Botwood Basin area, under option to International Lima Resources Corp. (“Lima”) where exploration programs are expected to be underway shortly. Rubicon has also optioned to Lima extensive land packages south of its main Golden Promise property where potential for additional new discoveries is considered high.

“Rubicon’s strategic plan, implemented during the depressed gold market has led to the development of an outstanding portfolio of properties in areas of both demonstrated and potential world-class potential gold environments. Rubicon is delivering new discoveries both at Red Lake and in Newfoundland and is uniquely positioned to provide shareholder value in both areas. We have a strong shareholder base including most of the top Canadian gold funds among our 29 institutional shareholders who continue to support us in our goal to become one of the top exploration companies in North America.” states David Adamson.

RUBICON MINERALS CORPORATION

David W. Adamson
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President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from

targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.